Exhibit 4.2

P. H. Glatfelter Company

and

The Subsidiary Guarantors named herein,

and

U.S. Bank National Association

as Trustee

Second Supplemental Indenture

Dated as of October 3, 2012

to

Indenture

dated as of April 28, 2006, as amended

7 1/8 % Senior Notes due 2016

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 3, 2012, is by and among P. H. Glatfelter Company, a Pennsylvania corporation (the “Company”), the subsidiaries of the Company identified on the signature pages hereto (collectively, the “Subsidiary Guarantors”) and U.S. Bank National Association, a national banking association, as successor trustee to SunTrust Bank (the “Trustee”) under the Indenture (as defined below).

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are parties to that certain indenture dated as of April 28, 2006 (as amended, supplemented or otherwise modified, the “Indenture”), relating to the Company’s 7 1/ 8% Senior Notes due 2016 (the “Notes”);

WHEREAS, $200,000,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) to, among other things, eliminate certain covenants and events of default;

WHEREAS, the Company desires and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated September 19, 2012, and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article Nine of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article I

Amendments to the Indenture and the Notes

Section 1.1 Amendments to the Indenture. The Indenture is hereby amended, effective upon the occurrence of the Effective Time (as defined below), by deleting the following Sections or clauses of the Indenture in their entirety and replacing them, in each case, with the phrase “[intentionally omitted]”:

Section 4.02 (SEC Reports);

Section 4.03 (Limitation on Indebtedness);

Section 4.04 (Limitation on Restricted Payments);

Section 4.05 (Restrictions on Distributions from Restricted Subsidiaries);

Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock);

Section 4.07 (Limitation on Affiliate Transactions);

Section 4.08 (Change of Control);

Section 4.09 (Limitation on Liens);

Section 4.10 (Limitation on Sale/Leaseback Transactions);

Section 4.11 (Future Subsidiary Guarantors);

Section 4.12 (Compliance Certificate);

Clauses (a)(2), (a)(3) and (b) of Section 5.01 (When Company May Merge or Transfer Assets);

Clauses (4), (5), (6), (9) and (10) of Section 6.01 (Events of Default); and

Section 9.07 (Payment for Consent)

The failure to comply with the terms of any of the Sections or clauses of the Indenture set forth in this Section 1.1 shall no longer constitute a Default or Event of Default under the Indenture and shall no longer have any other consequence under the Indenture or the Notes.

Section 1.2 Related definitions and references. All definitions and references thereto used exclusively in, and all references to, the deleted Sections and clauses of the Indenture set forth in Section 1.1 above are hereby deleted in their entirety in the Indenture and the Notes, effective upon the occurrence of the Effective Time (as defined below).

Section 1.3 Amendments to the Notes. The Notes are hereby amended, effective upon the occurrence of the Effective Time (as defined below), to delete all provisions inconsistent with, or made irrelevant by, the amendments to the Indenture effected by this Supplemental Indenture.

Article II

Miscellaneous provisions

Section 2.1 Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.2 Except as amended and supplemented hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect.

Section 2.3 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 2.4 THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.5 In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.6 If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, the provision required by the Trust Indenture Act of 1939 shall control.

Section 2.7 The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company and the Subsidiary Guarantors. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.8 This Supplemental Indenture shall become effective upon its signing by the parties hereto but the amendments set forth in Article I of this Supplemental Indenture will become operative only upon the Company’s purchase of a majority of aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates) pursuant to the Tender Offer (the “Effective Time”). The amendments to the Indenture and Notes set forth in Article I hereof shall be of no effect prior to the occurrence of the Effective Time.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

P. H. GLATFELTER COMPANY

By:	/s/ George B. Amoss, Jr.
	Name:	George B. Amoss, Jr.
	Title:	Treasurer

PHG TEA LEAVES, INC.
MOLLANVICK, INC.

By:	/s/ George B. Amoss, Jr.
	Name:	George B. Amoss, Jr.
	Title:	President

THE GLATFELTER PULP WOOD COMPANY

By:	/s/ George B. Amoss, Jr.
	Name:	George B. Amoss, Jr.
	Title:	Treasurer

GLATFELTER HOLDINGS, LLC

By:	/s/ Donald R. Gross
	Name:	Donald R. Gross
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Patricia A. Welling
	Name:	Patricia A. Welling
	Title:	Vice President